Exhibit 2.1

DESCRIPTION OF SHARE CAPITAL

We are a British Virgin Islands company limited by shares and our affairs are governed by our memorandum and articles of association and the Act (as amended or modified from time to time).

In respect of all of our ordinary shares we have power insofar as is permitted by law, to redeem or purchase any of our shares and to increase or reduce the said capital subject to the provisions of the Act and the articles of association and to issue any part of our capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions, subject to the provisions of our memorandum and articles of association from time to time in force.

Defined terms used herein and not defined herein shall have the meaning ascribed to such terms in the Company’s

Annual Report on Form 20-F.

Our authorized share capital is US$300,000 divided into 30,000,000 ordinary shares of a par value of US$0.01 each. We have issued 1,000,000 ordinary shares represented by our ordinary shares in our initial public offering.

Ordinary Shares

General. Our authorized share capital is US$300,000 divided into 30,000,000 ordinary shares, with a par value of US$0.01. Holders of ordinary shares have the same rights. All of our outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. Our shareholders who are non-residents of the British Virgin Islands may freely hold and transfer their ordinary shares.

Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors. Our amended and restated articles of association provide that dividends may be declared and paid at such time, and in such an amount, as the directors determine subject to their being satisfied that the Company will meet the statutory solvency test immediately after the dividend. Holders of ordinary shares will be entitled to the same amount of dividends, if declared.

Voting Rights. In respect of all matters subject to a shareholders’ vote, each ordinary share is entitled to one vote for each ordinary share registered in his or her name on our register of members. Holders of ordinary shares shall at all times vote together on all resolutions submitted to a vote of the members. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of such meeting or any one shareholder.

A quorum required for a meeting of shareholders consists of two or more shareholders who hold at least one-half of all voting power of our share capital in issue at the date of the meeting present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. Shareholders’ meetings may be held annually. Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting. Extraordinary general meetings may be called by a majority of our board of directors or our chairman or upon a requisition of shareholders holding at the date of deposit of the requisition not less than 30% of the aggregate voting power of our company. Advance notice of at least 10 days is required for the convening of our annual general meeting and other general meetings unless such notice is waived in accordance with our articles of association.

Transfer of Ordinary Shares.  Under the Act the transfer of a registered share which is not listed on a recognized exchange is by a written instrument of transfer signed by the transferor and containing the name of the transferee. However, the instrument must also be signed by the transferee if registration would impose a liability on the transferee to the company. The instrument of transfer must be sent to the company for registration. Subject to the company’s memorandum or articles of association the company shall on receipt of an instrument of transfer enter the name of the transferee of the share in the register of members unless the directors resolve to refuse or delay registration of the transfer for reasons that should be specified in a resolution of directors. The transfer of a registered share is effective when the name of the transferee is entered in the register of members. The entry of the name of a person in the company’s register of members is prima facie evidence that legal title in the share vests in that person.

The procedure is different for the transfer of shares that are listed on a recognized exchange. Such shares may be transferred without the need for a written instrument of transfer if the transfer is carried out in accordance with the laws, rules, procedures and other requirements applicable to shares listed on the recognized exchange and subject to the company’s memorandum and articles of association.

The registration of transfers may, after compliance with any notice required of NASDAQ, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our board may determine.

Liquidation. On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of the ordinary shares on a pro rata basis. Any distribution of assets or capital to holders of an ordinary share will be the same in any liquidation event.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 clear days prior to the specified time of payment. The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of Ordinary Shares. The Act and our amended and restated articles of association permit us to purchase our own shares with the prior written consent of the relevant shareholders and resolution of directors and applicable law.

Variation of Rights of Shares.  All or any of the special rights attached to any class of shares may, subject to the provisions of the Act, only be varied with the written consent of the holders of a majority of the issued shares of that class or with the sanction of a resolution passed at a general meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

Inspection of Books and Records.

A member of a company is entitled, on giving written notice to the company, to inspect (a) the memorandum and articles of association; (b) the register of members; (c) the register of directors; and (d) the minutes of meetings and resolutions of members and of those classes of members of which he is a member; and to make copies of or take extracts from the documents and records. Subject to the memorandum and articles of association, the directors may, if they are satisfied that it would be contrary to the company’s interests to allow a member to inspect any document, or part of a document, specified in (b), (c) and (d) above, refuse to permit the member to inspect the document or limit the inspection of the document, including limiting the making of copies or the taking of extracts from the records.

Where a company fails or refuses to permit a member to inspect a document or permits a member to inspect a document subject to limitations, that member may apply to the BVI High Court for an order that he should be permitted to inspect the document or to inspect the document without limitation.

A company is required to keep at the office of its registered agent: the memorandum and articles of association of the company; the register of members or a copy of the register of members; the register of directors or a copy of the register of directors; and copies of all notices and other documents filed by the company in the previous ten years.

Issuance of Additional Shares. Our amended and restated memorandum of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Cumulative Voting.  There are no prohibitions in relation to cumulative voting under the laws of the British Virgin Islands but our amended and restated articles of association do not provide for cumulative voting.

Amendment of Governing Documents.  As permitted by British Virgin Islands law, our amended and restated memorandum and articles of association may be amended with a resolution of our shareholders or, with certain exception by resolutions of directors.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Warrants

In April 2019, we issued non-redeemable warrants to purchase an aggregate of 59,052 ordinary shares to underwriters in our initial public offering and certain of its affiliates. Such warrants are exercisable by the warrant holders, from August 13, 2019 to 5:00 p.m., Eastern time, February 14, 2022, to purchase, in whole or in part, up to 59,052 shares of our ordinary shares at a price of $6.25 per share and have cashless exercise options. In addition, such warrants may not be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person prior to August 13, 2019, except that they may be assigned, in whole or in part, to any member of FINRA participating in our initial public offering and the officers or partners thereof, and that all securities so transferred remain subject to the lock-up restriction for the remainder of the time period. The underwriter warrants may be exercised as to all or a lesser number of shares, will provide for cashless exercise. As of March 31, 2020, all such warrants remain outstanding.

Dividends

We have not paid any cash dividends on our ordinary shares to date.

Stock Exchange Listing

Our ordinary shares are listed on The Nasdaq Capital Market under the symbol “WAFU.”

Transfer Agent

The transfer agent and registrar for our ordinary shares is VStock Transfer LLC. The transfer agent’s address is 18 Lafayette Place, Woodmere, New York 11598, and its telephone number is (212) 828-8436.

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